CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 663 and Amendment No. 666 to the Registration Statement on Form N-1A of EA Series Trust for Intelligent Alpha Atlas ETF, Intelligent Omaha ETF, Intelligent Equal Select ETF, Intelligent Tech Focus ETF and Intelligent Small Cap Select ETF and to the use of our report dated August 27, 2026 on the financial statements and financial highlights of Intelligent Alpha Atlas ETF, each a series of EA Series Trust. Such financial statements and financial highlights appear in the 2026 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 23, 2026